FIRST                                                   Defined Contribution
MERCANTILE                                            Administrative Service
TRUST                                                              Agreement





Schedule B

This Agreement is between Monterey Pasta Company (the "Employer") and Central Trust Company, Inc. d/b/a First Mercantile Trust Administrative Services, a wholly owner subsidiary of FMT Holding Co., (hereinafter referred to as "FMT") and will become effective on 1/4/99 and shall remain in effect from plan year to plan year unless changed or terminated in writing by FMT or the Employer.

It is understood and agreed by the Employer that it is the responsibility of the Employer to provide FMT with accurate and timely information on all matters relating to the operation of the Plan.

I.  Plan Administrator

The Employer agrees to assume the duties and responsibilities as Plan Administrator or to appoint a Plan Administrator other than FMT and agrees to indemnify and hold FMT (and it affiliates) harmless from any claims arising out of the Plan Administrator's failure to perform its duties.

II.  Administration and Reporting

FMT agrees to function as the Contract Administrator for the Plan. FMT does not render investment advice and is not the Plan Administrator, or acts as legal adviser with regard to the Plan. The Employer agrees to seek the advice of counsel, as the Employer deems necessary, as to matters that might arise regarding the adoption and/or operation of the plan.

While FMT performs numerous edit checks on the data provided by the employer, it is agreed and understood that the Employers is ultimately responsible for the accuracy of the data supplied.

As Contract Administrator, FMT agrees to provide the following:

A.  Installation

1. A Document Questionnaire with current options available for the Plan for completion by the Employer.
2. A Prototype or Volume Submitter Plan Options Document with Adoption Agreement, completed in accordance with the Employer's instructions.

3. One Summary Plan Description
4. Personalized Enrollment Materials.
5. A Services Guide including forms for the administration of the Plan.

B.  Administration

1. Annually performed the Actual Deferral Percentage Test (the "ADP TEST") to determine whether the average rate for the highly compensated employees is within the prescribed proportions to the average deferral rate for the non-highly-compensated employees. The Employer will be notified in the event that the Plan fails the ADP Test.

2. Annually perform the Actual Contributed Percentage Test (the "ACP Test") to determine whether the average contribution rare for the highly compensated employees is within the prescribed proportions to the average contribution rate for the non-highly compensated employees. The Employer will be notified in the event that the Plan fails the ACP Test.

3. Annually calculate the vested percentage of each participant's account.

4. Maintain records for each participant's account of the amount eligible for hardship withdrawals

5. Annually test to verify compliance with any and all of the following sections of the Internal Revenue Code: 401(a) (26), 410(b), 402(g)
415, 404.

6. Prepare annual financial statements for the Employer that reflect all financial transactions of the Plan and its participants.

7. Prepare Form 5500 Series (i.e., 5500, 5500-C/R, Schedule A and
Schedule P) and all schedules.

8. Annually allocate contributions, earnings, forfeitures and any other activity which alters the value of plan assets.

9. Annually determine eligibility for participation, benefits or contributions, forfeitures and allocation of earnings.

10.Calculate benefit payment processing (Termination, Age 70 1/2,
Hardship, Loans, etc.)

11.Prepare Trustee Letter

12.Prepare Summary Annual Report

13.Prepare Form 1099-R for distributions made during the year, as processed by FMT. It is the Employer's responsibility to distribute these forms to the participant.

III. Fees

The Schedules of Fees, attached, reflects the charges for the services specified in this Agreement. Any changes in the Schedule of Fees will be communicated to the Employer in writing at least 90 days prior to the effective date of such change.

If FMT receives inaccurate information from the Employer which requires reprocessing or correction of any allocations, valuations, distributions, participant statement or their reports, FMT reserves the right to charge the Employer its prevailing rates (as contained in the attached Schedule of Fees) on a time-and-charge basis for the additional administrative services necessary to correct such errors. FMT will not be responsible for any such added costs incurred as a result of inaccurate or untimely information provided by the employer. The Schedule of Fees does not include investment-related commissions or direct express associated with the services provided by FMT, e.g., travel expenses, special printing, shipping, Federal Express or similar special delivery charges (if requested). All such additional expenses and services must have prior written approval of the Employer or the Plan Administrator.

In the event that the Employer fails to pay administrative fees in accordance with the invoice payment provisions, it will hold FMT harmless in the event that such failure results in the suspension or cessation of administrative services by FMT. The Employer and/or Plan Administrator is/are responsible for the prudent and timely activities associated or connected with the ongoing administration of the Plan.

IV. MISCELLANEOUS

1.      Assignability.   This Agreement is not assignable by either party
hereto without the prior written consent of the other party, such consent no to be unreasonably withheld.
2. Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, survivors, administrators and assigns.
3. Modification. This Agreement may be amended or modified only by the written consent of the parties.
4.      Severability.   If any one or more of the provision of this Agreement
shall for any reason, be illegal or invalid, such illegality or invalidity shall not affect any other provisions of this Agreement shall be enforced as if such illegal or invalid provision had not been contained herein.
5.      Notices.   Any notice required to be given hereunder shall be in
writing and shall be sent by certified United States mail, postage prepaid, return receipt requested, and such notice shall be effective when mailed. Notices shall be given to the respective parties at the addresses listed below or at any other address, as may from time to time be designated by the party in writing delivered to the other party hereto.
6. Headings. All headings used herein are for the ease of reference only and in no way shall be construed as interpreting, decreasing or enlarging the provisions of this Agreement.
7. Entire Understanding. This Agreement constitutes and contains the entire understanding between the parties and supersedes all prior oral or written statements dealing with the subject matter herein.
8. Applicable Law: Forum. The law of the State of Tennessee shall govern this Agreement in all respects, including but not limited to the construction and enforcement thereof. All disputes, actions, or controversies arising out of or related to this Agreement or any relationship created hereby between the parties shall be brought in court of competent jurisdiction in Shelby County, Tennessee.  Plan
Sponsor further agrees to pay all expenses, legal or otherwise, including court costs and attorney fees incurred by FMT in collecting any fee or other money due FMT under this Agreement.
9.      Transition.  Upon termination of the Agreement, FMT shall as soon
as administratively feasible following   receipt of Plan Sponsor's
written request, provide at Plan Sponsor's actual cost such information as may be required by the Plan Sponsor to assure a continuation of the services being performed under the Agreement either by the Plan Sponsor or a successor to FMT.

V.  Termination of Services

Either party may terminate this Agreement by giving the other party written notice at least 90 days in advance if the effective date of such termination, except that any termination by FMT shall be based upon breach of contract by the Employer. Such notice from the Employer must also include the name and address of the new administrator and, if appropriate the name(s) of the Successor Trustee(s). In the event this Agreement is terminated prior to the end of a plan year, then the administrative and trust accounting fees due for such partial year shall be equal to the fee for the full plan year divided by 12 and then multiplied by the number of months, including any partial month, during which this Agreement was in effect for such partial year.


VI.  Acknowledgment

The Employer acknowledges that it has consulted, to the extent the employer deems necessary, with legal and tax advisers. Solely the provisions of this Agreement will govern the actions of FMT. FMT shall not be required to review any actions taken by the Employer or the Plan Administrator and shall be fully protected in taking, permitting or omitting any actions on the basis of the Employer's action. FMT shall incur no liability or responsibility for acting at the direction of the Plan Administrator.

Employer Name:   Monterey Pasta Company

Address:                 1528 Moffett Street



City, State, Zip:   Salinas, CA  93905

By: /s/ STEPHEN L. BRINKMAN
        _________________________________
        (Authorized Individual)

Title:   Chief Financial Officer

Date:  12/15/98


First Mercantile Trust
P.O. Box 1330
Cordova, TN 38088-1330